UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2003

JABIL CIRCUIT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Exhibit

The following exhibit is furnished herewith pursuant to Item 9 of this Report and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

99.1	Press Release dated July 15, 2003.

Item 9. Regulation FD Disclosure.

     Jabil Circuit, Inc. (the “Company”) issued a press release on July 15, 2003 regarding a public offering by it of $300 million aggregate principal amount of Senior Notes due 2010 (the “Notes”). A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

     The Company expects that as a result of issuing the Notes it will have incremental interest expense in its fourth fiscal quarter of approximately one million dollars, and that the issuance of the Notes will not have a material impact on the guidance provided by the Company in its earnings press release of June 18, 2003.

     This Current Report on Form 8-K contains forward-looking statements, including those regarding the proposed sale of the senior notes, the Company’s expected incremental interest expense and the impact of the issuance of the Notes on certain guidance previously provided by the Company, that are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, a risk that a sale of Senior Notes might not be completed and other risks, relevant factors and uncertainties identified in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, any subsequent Reports on Form 10-Q and Form 8-K and the Company’s other securities filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 15, 2003	JABIL CIRCUIT, INC. (Registrant)

	By:	/s/ Chris A. Lewis

Chris A. Lewis, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 15, 2003.

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